Exhibit 10.5
OPTION AGREEMENT
     THIS OPTION AGREEMENT (this “Agreement”) is effective as of Nov. 8 , 2005, between GRACELAND UNIVERSITY, an Iowa Non-Profit Corporation (“Seller”), and SOUTHERN IOWA BIOENERGY, LLC, and Iowa limited liability corporation (“Buyer”).
     WHEREAS, Seller owns certain real property located in Decatur County, Iowa, as more fully described in Exhibit A hereto, and all rights and appurtenances pertaining thereto including easements and servient estates, in all cases subject to zoning and other ordinances, covenants of record and easements of record (collectively, the “Property”); and
     WHEREAS, Buyer desires to acquire and Seller is willing to grant to Buyer the exclusive, irrevocable right to purchase the Property.
     NOW, THEREFORE, for and in consideration of the payment and delivery by Buyer to Seller of $5,000 for Parcel 1, $5,000 for Parcel 2, and $5,000 for Parcel 3 (which shall be non-refundable) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged (“Option Price”), the parties agree as follows:
ARTICLE 1
OPTION
     1.1 Grant of Option. Seller hereby grants to Buyer the exclusive, non-transferable, irrevocable right and option to purchase the Property for the consideration and on the terms and conditions hereinafter set forth (the “Option”).
     1.2 Purchase Price. The purchase price (the “Purchase Price”) for the Property is $85,000 for Parcel 1, $49,500 for Parcel 2, and $64,000 for Parcel 3, against which shall be credited the amounts paid by Buyer to Seller for the Options. At the time of the exercise of an option for any Parcel, Buyer may forfeit options on remaining parcels and apply the Option Price paid for those Parcels to the Option being exercised. Payment of the Purchase Price for each Parcel shall be made as follows: $25,000 upon exercise of the Option for each Parcel and the balance at the closing of the purchase of each Parcel; all payments hereunder to be made in immediately available funds.
     1.3 Term of Option. Unless sooner terminated as provided in this Agreement, the term of the Option shall begin on the date hereof and end at midnight in Lamoni, Iowa, on December 31, 2007 (“Initial Option Period”); provided, however, that Buyer may elect to extend this Option for any Parcel up to an additional one (I) year period by giving Seller written notice of such extension and delivering to Seller an additional $5,000 per Parcel, at any time prior to expiration of the Initial Option Period. The Initial Option Period and any extension thereof shall be referred to herein as the “Option Period.” If the Option is exercised in accordance with this Agreement but the closing of the purchase has not occurred within the Option Period, the terms and conditions of this Agreement shall remain effective through the closing.

     1.4 Exercise of Option. The Option may be exercised only in writing, by delivery of a notice of exercise prior to expiration of the Option Period. Such notice must be delivered in accordance with the requirements of the notice provisions of this Agreement.
     1.5 Cooperation and Rights of Entry. Throughout the Option Period, Seller shall use its reasonable efforts to cooperate with Buyer in obtaining governmental, investor and lender consents to facilitate Buyer’s efforts toward exercise of the Option. In this regard, Buyer and its agents may enter the property for the purpose of conducting inspections, studies, tests and examinations at reasonable times. All such activities by or on behalf of Buyer shall be at Buyer’s sole expense.
     1.6 Restoration and Indemnification. Buyer shall hold Seller harmless from any and all expense incurred by Buyer in performing or obtaining the performance by others of work or service undertaken on the Property, and shall defend and hold Seller harmless against any and all claims by Buyer, Buyer’s agents, employees, contractors and invitees and all others entering the Property at Buyer’s request or on its behalf for personal injuries or property damage caused by or suffered during any work or service performed under this Agreement. In addition, Buyer shall not permit to arise and shall immediately cause the removal of any mechanic’s, materials or other liens on the Property arising by, through or under Buyer prior to the closing of the purchase of the Property.
ARTICLE 2
PURCHASE AND SALE OF THE PROPERTY
     2.1 Purchase and Sale. Upon exercise of the Option within the Option Period, Buyer shall give Seller notice of a proposed closing date (the “Closing”) for purchase and sale of the Property, which shall be no sooner than 60 days following such notice. At the Closing, Seller shall convey to Buyer and Buyer shall acquire from Seller for the Purchase Price, subject to adjustments as herein provided, good and marketable title to the Property, subjective only to general taxes not yet due and payable (subject to customary prorations at Closing), building and zoning ordinances and all exceptions not objected to or otherwise deemed accepted by Buyer, which shall be conveyed by general warranty deed, subject to the terms and conditions herein set forth.
     2.2 Condemnation. If, at any time prior to the Closing, there shall occur any Condemnation or taking of the Property, this Option shall terminate and the obligation of Seller to sell the Property hereunder to Buyer shall end, all without liability of Seller.
     2.3 Conditions to Seller’s Obligation. The obligation of Seller to sell the Property to Buyer is subjection to the satisfaction in full of each of the following conditions precedent in a manner acceptable to Seller in its sole discretion:
(a) Buyer must present to Seller written confirmation that Seller has obtained (or obtained commitments for) all necessary governmental and third-party approvals, and sufficient funding, to enable Buyer to put into operation a biodiesel plant on the Property within a reasonable time following exercise of the Option;

(b) Buyer must certify to Seller that Buyer has not agreed to transfer the Property or ownership of the Buyer to any third party not an owner of an interest in the Buyer at the time of exercise of the Option (Buyer shall certify a list of its owners to Seller at the time of exercise of the Option).
(c) Buyer, at its sole expense, shall have obtained and delivered to Seller a comprehensive environmental impact study covering the construction and operation of a biodiesel plant on the Property, and Seller shall have determined in its sole discretion that such impact is acceptable to Seller.
2.4	Closing Deliveries.
At the Closing, Seller and Buyer shall execute and deliver sustaining real estate transfer documents, which shall be in form and substance satisfactory to the parties.
(a) Closing Costs and Other Expenses. All special assessments assessed prior to the Closing shall be paid by Seller at Closing, regardless of whether all or any portion of said assessments may be payable after the Closing. Buyer shall be responsible for the cost of all transfer and recordation taxes levied upon the conveyance of the Property and all recording costs (except recording costs incurred by Seller in satisfying defects and exceptions to title). Each party shall bear equally any closing fee payable to preparation of an abstract and shall be responsible for and shall pay its own attorneys’ fees and expenses in connection with the negotiation and execution of this Agreement and consummation of the transactions contemplated hereby.
(e) Remedies on Default. In the event Buyer fails to perform any covenant or agreement hereof as provided herein, then all payments received by Seller prior thereto shall be retained by Seller and this Agreement shall be terminated and both parties shall be released from any further obligations hereunder.
ARTICLE 3
MISCELLANEOUS
     3.1 No Brokers’ Commissions. Seller shall indemnify, hold harmless and defend Buyer against any and all claims for sales commissions or other similar compensation that may be asserted by any person with respect to this transaction to the extent that the liability for said compensation shall be based upon actions of Seller. Buyer shall indemnify, hold harmless and defend Seller against any and all claims for sales commissions or other similar compensation that may be asserted by any person with respect to this transaction to the extent that the liability for said compensation shall be based upon actions of Buyer. This provision shall survive’ Closing or termination of this Agreement.
     3.2 Notices. Whenever this Agreement requires or permits -any consent, approval, notice, request, or demand from one party to another, the consent, approval, notice, request, or demand must be in writing to be effective and shall be deemed to be delivered and received (a) if personally delivered, when actually received by the party to whom notice is sent, or (b) if delivered by telegram or courier service when delivered to the address set forth below, or (c) if delivered by telex or facsimile, on the first day following the day transmitted, or (d) if delivered by mail (whether actually received or not), at the close of business on the third business day following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address and/or facsimile numbers of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

If to Seller:	Southern Iowa Bioenergy, LLC
Lamoni, Iowa 50140

Attention:

If to Buyer:	Graceland University
1 University Place
Lamoni, Iowa 50140
Attention: Karen Mercer
     3.3 Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties relating to the transactions contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein. No amendment or modification of this Agreement hereto shall be effective unless the same is agreed to in writing and signed by the parties affected by such amendment or modification.
     3.4 No Waiver. No delay, failure or refusal on the part of any party to exercise or enforce any right under this Agreement shall impair such right or be construed as a waiver of such right or any obligation of another party, nor shall any single or partial exercise of any right hereunder preclude other or further excuse of any right. The failure of a party to give notice to the other parties of a breach of this Agreement shall not constitute a waiver thereof. Any waiver of any obligation or right hereunder shall not constitute a waiver of any other obligation or right, then existing or arising in the future. To be effective, a waiver of any obligation or right must be in writing and signed by the party waiving such obligation or right.
     3.5 Assignment. This Agreement and the rights of Buyer hereunder may not be assigned by Buyer without the consent of Seller. This Agreement and the Seller’s rights hereunder are not assignable by Seller unless consented to by Buyer, which consent shall not be unreasonably denied.
     3.6 Binding Effect; No Third-Party Beneficiary. Subject to any provisions concerning assignment contained in this Agreement, this Agreement shall be binding upon and inure to the benefit of the respective heirs, personal representatives, successors and assigns of the parties hereto. Nothing expressed or implied in this Agreement is intended to confer on any person other than Seller and Buyer (and any permitted assignees hereunder), any rights or obligations under this Agreement.

     3.7 Time of the Essence. Time is of the essence of each and every provision in this Agreement. If any provision of this Agreement requires that action by taken on or before a particular date that falls on a day that is not a business day, the time for the taking of such action shall automatically be postponed until the next following business day.
     3.8 Further Assurances. From time to time both before and after Closing, upon request of either Seller or Buyer, the other party shall promptly execute and deliver or cause to be executed and delivered any and all other and further instruments, assignments, certificates, assurances or documents, and promptly do or cause to be done any and all other and further things as may be necessary or appropriate to further and more fully vest in Buyer all rights, interests, powers, benefits, privileges and advantages intended to be conferred upon Buyer by this Agreement.
     3.9 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa. If all or any portion of any provision of this Agreement shall be declared invalid or unenforceable under applicable laws, then the performance of such portion shall be excused to the extent of such invalidity or enforceability, but the remainder of this Agreement shall remain in full force and effect.
     3.10 Waivers. Each party shall have the right, in its sole discretion, for any reason or for no reason, to waive any condition precedent or contingency contained in this Agreement for the benefit of said party, provided that such waiver shall be in writing. If any such waiver occurs, this Agreement shall be interpreted and construed as if such condition precedent or contingency had never been a part of this Agreement, except to the extent that said condition precedent or contingency is stated in this Agreement to be also for the benefit of the other party.
     3.11 Prevailing Party Costs. If any dispute shall arise between Seller and Buyer with respect to this Agreement, the prevailing party shall be reimbursed by the other for any and all reasonable costs incurred as a result of said dispute, including without limitation, attorneys’ fees at both the trial and appellate levels.
     3.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement under seal on the date set forth beside each party’s respective signature.

SELLER: Graceland University		BUYER: Southern Iowa Biodiesel, LLC

By:	/s/ John K. Menzoes	By:	/s/ William T. Higdon

Name:	John K. Menzoes	Name:	William T. Higdon

Title:	President	Title:	President

By:	/s/ Karen L. Mercer

Name:	Karen L. Mercer

Title:	V.P. for Business Services

Exhibit A
Parcel 1: 20 acres in the southeast corner of the West One-half of the Southeast Quarter (W 1/2 SE1/4) of Section One (1), Township 67 North, Range 27 West of the 5th P.M. (Subject to survey as necessary), in addition, the following easements are also made part of the Option Agreement.
Perpetual Easement for Water:: The East Thirty (30) feet of the West One-half of the Northeast Quarter (W1/2 NE1/4) of Section One (1), Township 67 North, Range 27 West of the 5th P.M. (Subject to survey as necessary)
Perpetual Easement for Access to Pipeline: The South Thirty (30) feet of the Northwest Quarter and the South Thirty (30) feet of the Southwest Quarter of the Northeast Quarter (SW1/4 NE1/4) of Section One (1), Township 67 North, Range 27 West of the 5th P.M. (Subject to survey as necessary)
Parcel 2: 20 acres immediately north of Parcel 1 in the southeast corner of the West One-half of the Southeast Quarter (W1/2 SE1/4) of Section One (1), Township 67 North, Range 27 West of the 5th P.M. (Subject to survey as necessary;
Parcel 3: 38.6 acres immediately west of Parcel 1 and Parcel 2 in the southeast corner of the West One-half of the Southeast Quarter (W1/2 SE 1/4) of Section One (1), Township 67 North, Range 27 West of the 5th P.M. (Subject to survey as necessary).